EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

June 5, 2007

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Re:	Registration of Securities of Magma Design Automation, Inc.

Ladies and Gentlemen:

In connection with the registration of 3,623,026 shares of Common Stock of Magma Design Automation, Inc., a Delaware corporation (the “Company”), par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 2,482,735 of such Shares (the “Stock Incentive Plan Shares”) to be issued or delivered pursuant to the Magma Design Automation, Inc. 2001 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) and up to 1,140,291 of such Shares (the “ESPP Shares”) to be issued or delivered pursuant to the Magma Design Automation, Inc. 2001 Employee Stock Purchase Plan, as amended (the “ESPP”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Stock Incentive Plan Shares and the ESPP Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Stock Incentive Plan or the ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Stock Incentive Plan or the ESPP, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Stock Incentive Plan or the ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP